Exhibit 10.1
CONFIDENTIAL SEPARATION AGREEMENT
AND RELEASE OF ALL CLAIMS
     This Confidential Separation Agreement and Release of All Claims (“Agreement”) is made by and between Jean C. Benson (“Employee”) and MoneyGram Payment Systems, Inc. (“Employer”).
     Employee’s employment with Employer ended without cause effective March 31, 2011 (the “Separation Date”).
     Employee and Employer wish to resolve all actual and potential disputes between them.
     Employee and Employer therefore agree as follows:
1. Complete Release of Claims by Employee. In consideration for the receipt of the severance pay and other benefits described in this Agreement, to which Employee understands and acknowledges Employee is not otherwise entitled, Employee hereby releases and forever discharges Employer, its parent companies, predecessors, successors, affiliates, subsidiaries, related companies, shareholders, and their respective members, managers, partners, employees, officers, agents, and directors (individually a “Released Party” and collectively the “Released Parties”) from the following:
1.1	All claims arising out of or relating to Employee’s employment with Employer and/or Employee’s separation from that employment;

1.2	All claims arising out of or relating to the statements, actions, or omissions of any Released Party;

1.3	All claims for any alleged unlawful discrimination, harassment, retaliation or reprisal, or other alleged unlawful practices arising under any federal, state, or local statute, ordinance, or regulation, including without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended (other than a claim chaallenging the validity of the waiver of claims under the Age Discrimination in Employment Act); the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment and Retraining Notification Act; the Employee Retirement Income Security Act of 1974; the Fair Credit Reporting Act; the Minnesota Human Rights Act and any other federal, state or local anti-discrimination acts, state wage payment statutes and non-interference or non-retaliation statutes;

1.4	All claims for alleged wrongful discharge; breach of contract; breach of implied contract; failure to keep any promise; breach of a covenant of good faith and fair dealing; breach of fiduciary duty; promissory estoppel; Employee’s activities, if any, as a “whistleblower”; defamation; infliction of emotional distress; fraud; misrepresentation; negligence; harassment; retaliation or reprisal; constructive discharge; assault; battery; false imprisonment; invasion of privacy; interference with contractual or business relationships; any other wrongful employment practices; and violation of any other principle of common law;

1.5	All claims for compensation of any kind, including without limitation, commission payments, bonus payments, overtime pay, vacation pay, and expense reimbursements;

1.6	All claims for back pay, front pay, reinstatement, other equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages, and punitive damages; and

1.7	All claims for attorneys’ fees, costs, and interest.
Employer acknowledges that Employee does not release any claims that the law does not allow to be waived by private agreement or any claims that may arise after the date on which Employee signs this Agreement. The Employee also does not release any rights Employee may have, if any, to benefits under any plan of the Employer under Section 401(a) of the Internal Revenue Code or to COBRA benefits pursuant to Internal Revenue Code Section 4980B. This Agreement also does not purport to limit any right Employee may have to file a charge under any local, state or federal civil rights statute or to participate in an investigation or proceeding conducted by the EEOC or other investigative agency. This Agreement does, however, waive and release any right Employee may have to recover damages or other relief under any local, state or federal civil rights statute. Employee does not release any rights or claims to indemnification or insurance coverage (including but not limited to D&O coverage) that Employee may have with respect to any claims made or threatened against her in her capacity as an officer or employee of Employer provided that Employer has the right to chose counsel to defend or indemnify Employee.
2. Payments. Specifically in consideration of the release of claims in this Agreement, and only if Employee signs and does not revoke this Agreement, Employer shall make the following payments to Employee:
2.1	Per the MoneyGram International, Inc. Severance Plan (the “Severance Plan”), severance pay of $80,806.08. The severance pay will be paid in a lump sum, less all applicable voluntary and required withholdings, on March 31, 2011.

2.2	Employer also will provide Employee with an additional payment of $116,153.92. The additional payment will be paid in a lump sum, less all applicable voluntary and required withholdings, on March 31, 2011.

2.3	In addition, under Employee’s Recognition Bonus, Employer will provide Employee a payment of $50,000.00. This additional payment will be paid in a lump sum, less all applicable voluntary and required withholdings, on March 31, 2011.

2.4	Employee’s participation in the MoneyGram Performance Bonus Plan (“Bonus Plan”) ceased as of December 31, 2010. As set forth in the Severance Plan, in the event Employer achieves the requisite criteria to issue a Bonus Plan award and issues a Bonus Plan award for fiscal year 2010, Employee will be eligible to receive a Bonus Plan award based on the number of days she was employed by Employer in fiscal year 2010.

2.5	Employer will provide Employee with outplacement services through Right Management, Inc. If Employee elects not to engage the services by

December 31, 2011, Employee shall forfeit any and all right to utilize the outplacement services.

2.6	Employee will receive no further wage, vacation (unless required by law), commission, bonus or other payments from Employer.
3. Benefits Coverage after Separation Date. Shortly following the Separation Date, Employee will receive information regarding continuation or conversion of medical, dental, and life insurance benefits, if any, in which Employee participates. Other benefits are affected as follows:
3.1	Employee’s participation in the MoneyGram International, Inc. 401(k) Plan and Employer’s matching obligation under the 401(k) Plan ceased as of the Separation Date; any distribution of the 401(k) Plan’s funds will be made in accordance with the provisions of the 401(k) Plan.

3.2	Employee’s business travel accident, short-term income replacement and long-term disability coverages, if any, ceased as of the Separation Date.

3.3	Employee’s Employer-provided medical, dental, accidental death and dismemberment and life insurance benefits, if any, will cease as of the end of the month in which the Separation Date occurred.

3.4	Employee may possess exercisable MoneyGram International, Inc. stock option rights. Employee agrees to observe company policy on insider trading and will not purchase or sell MoneyGram stock while in possession of inside information or prior to the next window period that begins after the Separation Date. If Employee possesses exercisable MoneyGram stock option rights, all such rights must be exercised within 180 days of the Separation Date or they will expire. Employee may exercise MoneyGram stock options, if any, (i) by contacting Carrie Shober at 952-591-3062; (ii) via the Internet (www.etrade.com/stockplans); or (iii) by contacting E*Trade at 1-800-387-2331.

3.5	Employee’s other benefits, if any, will be provided in accordance with the provisions of the governing document(s) for those benefits.
4. Non-Solicitation of Employees and Other Conduct. Employee acknowledges and agrees that under the terms and the provisions of this Agreement, and in consideration for compliance with the terms, conditions and covenants hereunder, he/she will receive benefits from Employer that would not otherwise be available to him/her, and that such benefits are substantial and material. Accordingly, Employee agrees to the following provisions and covenants:
4.1	Non-Solicitation. For one (1) year after the Effective Date of this Agreement, Employee will not, without Employer’s express written waiver, directly or indirectly, hire, attempt to hire or assist any other person or entity in hiring or attempting to hire an employee of Employer, or any person who was an employee of Employer within the six months preceding the hire or attempted hire.

4.2	Cooperation. Employee agrees that from and after the Effective Date of this Agreement, he/she will cooperate fully with Employer, its officers, employees, agents, affiliates and attorneys in the defense or prosecution of, or in preparation for the defense or prosecution of any lawsuit, dispute, investigation or other legal proceedings (“Proceedings”) that may be on-going, anticipated or threatened relating to services or duties performed by Employee for Employer. Employee further agrees that he/she will cooperate fully with Employer, its officers, employees, agents, affiliates and attorneys on any other matter related to Employer’s business (“Matters”) during the period of Employee’s employment with Employer.
Such cooperation shall include providing true and accurate information or documents concerning, or affidavits or testimony about, all or any matters at issue in any Proceedings/Matters as shall from time to time be requested by Employer, and shall be within the knowledge of Employee. Such cooperation shall be provided by Employee without remuneration, but Employee shall be entitled to reimbursement for all reasonable and appropriate expenses incurred by him/her in so cooperating, including (by way of example and not by way of limitation) airplane fares, hotel accommodations, meal charges and other similar expenses to attend Proceedings/Matters outside of the city of Employee’s residence. In the event Employee is asked by a third party to provide information regarding Employer, or is called other than by Employer as a witness to testify in any Proceeding/Matter related to Employer, Employee will notify Employer as soon as possible in order to give Employer a reasonable opportunity to respond and/or participate in such Proceeding/Matter.
4.3	Other Conduct. Employee also agrees not to discuss, disclose, communicate, or use for any purpose any Employer Information. For purposes of this Agreement, “Employer Information” shall mean all business information, technological information, intellectual property, trade secrets, customer and other information belonging to Employer or relating to Employer’s internal affairs, or information relating to its business, technology, employees, and/or customers which is not readily available to the general public. Employee further agrees to return to Employer all of Employer’s property and equipment, and all documents (including all electronic material and duplicate copies) and other tangible items of or containing Employer Information which are in Employee’s possession, custody or control, or which come into his/her possession, custody, or control after the Separation Date. Employee further promises not to commit any act or make any statement that is, or could reasonably be interpreted as, detrimental to the business, reputation, or good will of Employer, including disparaging or embarrassing Employer or its officers, directors, agents, and/or other personnel. Employer and Employee acknowledge the terms of this Agreement shall not preclude Employee from providing truthful testimony if mandated by subpoena or court order to do so, or pursuant to an informal request from a governmental agency. Employer agrees to instruct Employee’s supervisor not to publicly make any defamatory statement about Employee.

4.4	Remedies. Employee understands and agrees that Employer would be irreparably damaged in the event that the provisions of Section Four are violated, and agrees that Employer shall be entitled (in addition to any other remedy to which it may be entitled, pursuant to this Agreement, at law or in equity) to an injunction or injunctions to redress breaches of this Agreement and to specifically enforce the terms and provisions hereof. Employee shall be responsible for reimbursing Employer for the costs and attorneys’ fees associated with litigation pursuant to Section Four of this Agreement.

4.5	Employee also agrees that she is not aware of any violation of federal securities law or any other unlawful conduct by the Employer or its agents, nor is she aware of any complaint of such conduct by any employee that has not been reported to appropriate officials of the Employer.
5. No Future Lawsuits. Employee promises never to file a lawsuit, demand, action or otherwise assert any claims that are released in Section One of this Agreement (other than a claim filed solely for the purpose of challenging the validity of the waiver of claims under the Age Discrimination in Employment Act).
6. Non-Disclosure. Employee understands that Employee continues to be bound to the terms and obligations contained in the Employee Trade Secret, Confidential Information and Post-Employment Restriction Agreement which survive and are enforceable following the Separation Date.
7. Return of Equipment. Employee agrees to immediately return to Employer all of Employer’s property and information within Employee’s possession and to comply with Employer’s reasonable instructions for the return of Employer’s property. Such property includes, but is not limited to, credit cards, computers, facsimile machines, cellular telephones, wireless devices, building entry cards, keys, files, documents, and correspondence and any and all copies thereof. Employee agrees that the obligations of this section are in addition to the terms and obligations contained in the Employee Trade Secret, Confidential Information and Post-Employment Restriction Agreement.
8. Full Compensation. Employee agrees that the payments made and other consideration provided by Employer under this Agreement constitute full compensation for and extinguish all of Employee’s actual or potential claims, including, but not limited to, all claims for attorneys’ fees, costs, and disbursements, and all claims for any type of legal or equitable relief.
9. No Admission of Wrongdoing. Employee understands and acknowledges that this Agreement does not constitute an admission that any Released Party has violated any local ordinance, state or federal statute, or principle of common law or engaged in any improper or unlawful conduct or wrongdoing against Employee. Employee agrees that Employee will not characterize this Agreement or the payment of any money or other consideration under this Agreement as an admission of wrongdoing by any Released Party.
10. Consequences of Employee Violation of Promises. If Employee breaks the promises he/she made in Section Five of this Agreement (other than a claim filed solely for the purpose of challenging the validity of the waiver of claims under the Age Discrimination in Employment Act), Employee will pay for all costs incurred by Employer, including reasonable attorneys’ fees, in defending against Employee’s claim. In addition, if Employee breaks the promises he/she made in Section Five of this Agreement (other than a claim filed solely for the purpose of challenging the validity of the waiver of claims under the Age Discrimination in Employment Act), Employee will have to repay to Employer the gross sum of money and other compensation and/or benefits provided by Employer described in Section Two of this Agreement.
If Employee breaks the promises he/she made in Section Four or Section Six of this Agreement, Employee acknowledges that calculation of the harm done to Employer, and resulting damages would be extremely difficult to determine. Therefore, Employee agrees that in the event he/she breaks such promises, Employee will pay as liquidated damages to Employer a sum equal to the gross sum of money and other compensation and/or the monetary equivalent of the benefits provided by Employer in Section Two of this Agreement.
Employee further recognizes that even if he/she violates the terms of this Agreement, this Agreement shall remain in full force and effect, including Employee’s release of all claims.
11. Period for Review and Consideration of Agreement and Acknowledgement. Employee understands he/she has been given a period of twenty-one (21) days to review and consider this Agreement before signing it. Employee further understands he/she may use as much of this 21-day period as he/she wishes prior to signing. Employee also acknowledges he/she has been provided a copy of the Severance Plan’s Summary Plan Description and Plan Document.
12. Employee’s Right to Revoke Agreement. Employee may revoke this Agreement within fifteen (15) calendar days of Employee’s signing it. Revocation must be made by delivering a written notice of revocation addressed to Kelly Staller, Sr. Compensation Analyst 1550 Utica Ave. S. M.S. 1011, Minneapolis, MN 55416, either by hand-delivery or by certified mail, return receipt requested, post-marked within the fifteen (15) day period. If Employee revokes this Agreement it shall not be effective or enforceable and Employee will not receive any of the severance pay or other benefits described in Section Two of this Agreement.
13. Termination of Employment. Employee acknowledges that if this Agreement becomes effective, Employee will not be eligible and may not apply for or accept employment with Employer, or otherwise render services to Employer for payment either from Employer or from a third party, for a minimum of one year from the date of Employee’s separation from Employer.
14. Advised to Consult with Attorney. Employee has been advised in writing to consult with an attorney of his/her choice before signing this Agreement. Employee is fully aware of his/her right to consult with an attorney of his/her own choosing and acknowledges that if he/she wished to consult with an attorney, he/she has done so.
15. Authority; Knowing and Voluntary Action. Employee represents and warrants that Employee has the authority to enter into this Agreement and that no causes of action, claims, or demands released pursuant to this Agreement have been assigned to any person or entity not a party to this Agreement. Employee acknowledges that Employee has had a full opportunity to consider this Agreement and to ask any questions that Employee may have concerning this Agreement. Employee acknowledges that Employee, in deciding whether to sign this Agreement, has not relied upon any statements made by Employer or its agents, other than the statements made in this Agreement and any Employer-provided employee benefit plans in which Employee is a participant.
16. Effective Date. This Agreement shall not become effective until the “Effective Date,” which shall be the expiration of the fifteen (15) calendar day period described in Section Twelve of this Agreement (without Employee having revoked it pursuant to Section Twelve of this Agreement).
17. Severability. If the scope of any provision contained in this Agreement is too broad to permit enforcement of such provision to its full extent, then such provision shall be enforced to the maximum extent permitted by law, and enforced as reformed or modified, in any proceedings brought to enforce such provision. Subject to the provisions of the foregoing sentence, whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of the Agreement is held to be prohibited by or invalid under applicable law, such provision, to the extent of such prohibition or invalidity, shall be deemed not to be a part of the Agreement, and shall not invalidate the remainder of such provision or the remaining provisions of the Agreement.
18. Entire Agreement. For the purpose of implementing a full and complete release and discharge of claims, Employee expressly acknowledges this Agreement is intended to include in its effect, without limitation, all the claims described in the preceding paragraphs, whether known or unknown, suspected or unsuspected, arising on or prior to the date Employee signs this Agreement, and that this Agreement contemplates the extinction of all such claims, including claims for attorneys’ fees. Employee expressly waives any right to assert after the execution of this Agreement that any such claim, demand, obligation, or cause of action has, through ignorance, oversight, or for any other reason, been omitted from the scope of this Agreement.
This Agreement, the Employee Trade Secret, Confidential Information and Post-Employment Restriction Agreement, and any Employer-provided employee benefit plans in which Employee is a participant, contain all the agreements between Employee and Employer. It is the entire agreement between Employee and Employer, and supersedes and prevails over all other prior and/or contemporaneous agreements, understandings or representations by or between the parties, whether oral or written. This Agreement may not be modified or amended, and there shall be no waiver of its provisions, except by a written instrument executed by Employee and a corporate officer of Employer. Employer has made no promises to Employee other than those in this Agreement.
19. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
20. Governing Law. This Agreement will be construed in accordance with, and any dispute or controversy arising from any breach or asserted breach of this Agreement will be governed by, the internal laws, and not the law of conflicts, of the State of Texas.
(SIGNATURE PAGE FOLLOWS)

EMPLOYEE ACKNOWLEDGES HE/SHE HAS READ THIS AGREEMENT, UNDERSTANDS IT AND IS VOLUNTARILY ENTERING INTO IT.
PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.
The parties have executed this Agreement on the dates indicated at their respective signatures below.

Dated:	1/28/11	/s/ Jean C. Benson

Jean C. Benson

MoneyGram Payment Systems, Inc.

Dated:	2/8/11	By:	/s/ Steven Piano
Steven Piano
[THIS IS THE SIGNATURE PAGE TO THE CONFIDENTIAL SEPARATION AGREEMENT
AND RELEASE OF CLAIMS BETWEEN THE ABOVE PARTIES]